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                                                                   EXHIBIT 10.33
                                SECOND AMENDMENT

THIS SECOND AMENDMENT (the "amendment") is made and entered into as of the 17th day of September, 2004, by and between STERLING PLAZA LIMITED PARTNERSHIP, a DELAWARE LIMITED PARTNERSHIP, doing business in Texas as DALLAS STERLING PLAZA LIMITED PARTNERSHIP ("Landlord"), and DIGITAL RECORDERS, INC. a North Carolina corporation ("Tenant").

                                    RECITALS

A. Landlord and Tenant are parties to that certain lease dated March 15, 2000, which lease has been previously amended by instrument dated November 2, 2000 and that certain First Amendment dated August 25, 2003 (collectively, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 2,206 rentable square feet (the "Original Premises") described as Suite No. 1050 on the 10th floor of the building located at 5949 Sherry Lane, Dallas, Texas 75225, and commonly known as Sterling Plaza (the "Building").

B. Tenant has requested that additional space containing approximately 939 rentable square feet described as Suite No. 1040 on the 10th floor of the Building shown on Exhibit A hereto (the "Expansion Space") be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

      NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. EXPANSION AND EFFECTIVE DATE. Effective as of the Expansion Effective Date (defined below), the Premises, as defined in the Lease, is increased from 2,206 rentable square feet on the 10th floor to 3,145 rentable square feet on the 10th floor by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Extended Termination Date. The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

      1.01. The "Expansion Effective Date" shall be the later to occur of (i) October 1, 2004 ("Target Expansion Effective Date"), and (ii) the date upon which the Landlord Work (as defined in the Work Letter attached as EXHIBIT B hereto) in the Expansion Space has been substantially completed; provided, however, that if Landlord shall be delayed in substantially completing the Landlord Work in the Expansion Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Expansion Effective Date, the date of substantial completion shall be deemed to be the day that said Landlord Work would have been substantially completed absent any such Tenant Delay(s). A "Tenant Delay" means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Landlord Work, including, without limitation, the following:

            a. Tenant's failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date;

            b. Tenant's selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

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            c.    Changes requested or made by Tenant to previously approved plans and specifications;

            d. The performance of work in the Expansion Space by Tenant or Tenant's contractor(s) during the performance of the Landlord Work; or

            e. If the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant's contractor(s) in the completion of such work.

            The Expansion Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Landlord Work has been performed (or would have been performed absent any Tenant Delays), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant's use of the Expansion Space. The adjustment of the Expansion Effective Date and, accordingly, the postponement of Tenant's obligation to pay Rent on the Expansion Space shall be Tenant's sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Expansion Space not being ready for occupancy by Tenant on the Target Expansion Effective Date. The actual Expansion Effective Date shall be set forth in a confirmation letter to be prepared by Landlord.

      1.02. In addition to the postponement, if any, of the Expansion Effective Date as a result of the applicability of Section 1.01. of this Amendment, the Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any other reason (other than Tenant Delays by Tenant), including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.

2. BASE RENT. In addition to Tenant's obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Expansion Space as follows:

MONTHS OF TERM OR         ANNUAL RATE PER SQUARE
    PERIOD                         FOOT                     MONTHLY BASE RENT
------------------------  ----------------------            -----------------
Expansion Effective Date
-April 30, 2008                $  23.50                       $    1,838.88

      All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

3. ADDITIONAL SECURITY DEPOSIT. Upon Tenant's execution hereof, Tenant shall pay Landlord the sum of $1,838.88 which is added to and becomes part of the Security Deposit, if any, held by Landlord as provided under Section VI of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $4,228.17 to $6,067.05.

4. TENANT'S PRO RATA SHARE. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant's Pro Rata Share for the Expansion Space is 0.3102%.

5. EXPENSES AND TAXES. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant shall pay for Tenant's Pro Rata Share of Expenses and Taxes applicable to the Expansion Space in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant's Pro Rata Share of Expenses and Taxes applicable to the Expansion Space is 2004.

6.    IMPROVEMENTS TO EXPANSION SPACE.

      6.01. CONDITION OF EXPANSION SPACE. Tenant has inspected the Expansion Space and agrees to accept the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations,

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            repairs or improvements, except as may be expressly provided otherwise in this Amendment.

      6.02. RESPONSIBILITY FOR IMPROVEMENTS TO EXPANSION SPACE. Landlord shall perform improvements to the Expansion Space in accordance with the Work Letter attached hereto as Exhibit B.

7. EARLY ACCESS TO EXPANSION SPACE. If Tenant is permitted to take possession of the Expansion Space before the Expansion Effective Date, such possession shall be subject to the terms and conditions of the Lease and this Amendment and Tenant shall pay Base Rent and Additional Rent applicable to the Expansion Space to Landlord for each day of possession prior to the Expansion Effective Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for the Expansion Space for any days of possession before the Expansion Effective Date during which Tenant, with the approval of Landlord, is in possession of the Expansion Space for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

8. OTHER PERTINENT PROVISIONS. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

      8.01 Section A, of Article I, "Parking" of Exhibit E, "Additional Provisions" of the Lease is hereby amended and modified by deleting the phrase "six (6) parking permits" wherever it appears within the section and inserting the following in lieu thereof: "nine (9) parking permits".

9.    MISCELLANEOUS.

      9.01. This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

      9.02. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

      9.03. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

      9.04. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

      9.05. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

      9.06. Tenant hereby represents to Landlord that Tenant has dealt with no broker, other than Jon White ("Broker") in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the "Landlord Related Parties") harmless from all claims of any brokers, other than Broker, claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and

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            agents, and the respective principals and members of any such agents
            (collectively, the "Tenant Related Parties") harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

      9.07. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

      IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

                                     LANDLORD:

                                     STERLING PLAZA LIMITED PARTNERSHIP, A
                                     DELAWARE LIMITED PARTNERSHIP, DOING
                                     BUSINESS IN TEXAS AS DALLAS STERLING
                                     PLAZA LIMITED PARTNERSHIP

                                     By: TX-Sterling Plaza Limited Partnership,
                                         a Delaware limited partnership, its
                                         general partner

                                         By: TX-Sterling Plaza GP, L.L.C., a
                                             Delaware limited liability company,
                                             its general partner

                                             By: Equity Office Management,
                                                 L.L.C., a Delaware limited
                                                 liability company, its
                                                 non-member manager

                                                 By: /s/ Brad Fricks
                                                     ---------------------------
                                                 Name:  Brad Fricks

                                                 Title: Vice President - Leasing

                                     TENANT:

                                     DIGITAL RECORDERS, INC. A NORTH CAROLINA
                                     CORPORATION

                                     BY: /s/ David L. Turney
                                         ---------------------------------------
                                     NAME:  David L. Turney

                                     TITLE: CEO

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                                   EXHIBIT A

                                EXPANSION SPACE

                                  [FLOOR PLAN]

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                                   EXHIBIT B

                                  WORK LETTER

      This Exhibit is attached to and made a part of the Amendment by and between STERLING PLAZA LIMITED PARTNERSHIP, a Delaware limited partnership, doing business in Texas as DALLAS STERLING PLAZA LIMITED PARTNERSHIP ("Landlord"), and DIGITAL RECORDERS, INC. a North Carolina corporation ("Tenant") for space in the building located at 5949 Sherry Lane, Dallas, Texas 75225, and commonly known as Sterling Plaza (the "Building").

As used in this Work Letter, the "Premises" shall be deemed to mean the Expansion Space, as defined in the attached Amendment.

1. This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Premises for Tenant's use. All improvements described in this Work Letter to be constructed in and upon the Premises by Landlord are hereinafter referred to as the "Landlord Work." It is agreed that construction of the Landlord Work and all costs associated with relocating the existing tenant from the Premises will be completed at Tenant's sole cost and expense, subject to the Allowance (as defined below). Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work.

2. Tenant shall be solely responsible for the timely preparation and submission to Landlord of the final architectural, electrical and mechanical construction drawings, plans and specifications (called "Plans") necessary to construct the Landlord Work, which plans shall be subject to approval by Landlord and Landlord's architect and engineers and shall comply with their requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building. Tenant shall be responsible for all elements of the design of Tenant's plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant's furniture, appliances and equipment), and Landlord's approval of Tenant's plans shall in no event relieve Tenant of the responsibility for such design. If requested by Tenant, Landlord's architect will prepare the Plans necessary for such construction at Tenant's cost. Whether or not the layout and Plans are prepared with the help (in whole or in part) of Landlord's architect, Tenant agrees to remain solely responsible for the timely preparation and submission of the Plans and for all elements of the design of such Plans and for all costs related thereto. Tenant has assured itself by direct communication with the architect and engineers (Landlord's or its own, as the case may be) that the final approved Plans can be delivered to Landlord on or before September 10, 2004 (the "Plans Due Date"), provided that Tenant promptly furnishes complete information concerning its requirements to said architect and engineers as and when requested by them. Tenant covenants and agrees to cause said final, approved Plans to be delivered to Landlord on or before said Plans Due Date and to devote such time as may be necessary in consultation with said architect and engineers to enable them to complete and submit the Plans within the required time limit. Time is of the essence in respect of preparation and submission of Plans by Tenant. If the Plans are not fully completed and approved by the Plans Due Date, Tenant shall be responsible for one day of Tenant Delay (as defined in the Amendment to which this Exhibit is attached) for each day during the period beginning on the day following the Plans Due Date and ending on the date completed Plans are approved. (The word "architect" as used in this Exhibit shall include an interior designer or space planner.)

3. If Landlord's estimate and/or the actual cost of construction shall exceed the Allowance, Landlord, prior to commencing any construction of Landlord Work, shall submit to Tenant a written estimate setting forth the anticipated cost of the Landlord Work, including but not limited to labor and materials, contractor's fees and permit fees. Within 3 Business Days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Landlord Work. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate.

4. If Landlord's estimate and/or the actual cost of construction shall exceed the Allowance,

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      if any (such amounts exceeding the Allowance being herein referred to as the "Excess Costs"), Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon, upon demand. The statements of costs submitted to Landlord by Landlord's contractors shall be conclusive for purposes of determining the actual cost of the items described therein. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

5. If Tenant shall request any change, addition or alteration in any of the Plans after approval by Landlord, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the cost thereof, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost which will be chargeable to Tenant by reason of such change, addition or deletion. Tenant, within one Business Day, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant's decision, in which event Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting therefrom. If such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the Allowance, such increased estimate or costs shall be deemed Excess Costs pursuant to Paragraph 4 hereof and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, upon demand.

6. Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause the Landlord Work to be constructed substantially in accordance with the approved Plans. Landlord shall notify Tenant of substantial completion of the Landlord Work.

7. Landlord, provided Tenant is not in default, agrees to provide Tenant with an allowance (the "Allowance") in an amount not to exceed $7,042.50 (i.e., $7.50 per rentable square foot of the Premises) to be applied toward the cost of the Landlord Work in the Premises. If the Allowance shall not be sufficient to complete the Landlord Work, Tenant shall pay the Excess Costs, plus any applicable state sales or use tax thereon, as prescribed in Paragraph 4 above. Any portion of the Allowance which exceeds the cost of the Landlord Work or is otherwise remaining after December 31, 2004, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. Landlord shall be entitled to deduct from the Allowance a construction management fee for Landlord's oversight of the Landlord Work in an amount equal to 3% of the total cost of the Landlord Work.

8. Tenant acknowledges that the Landlord Work may be performed by Landlord in the Premises during Building Service Hours. Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant's business as is reasonably possible. Notwithstanding anything herein to the contrary, any delay in the completion of the Landlord Work or inconvenience suffered by Tenant during the performance of the Landlord Work shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease.

9. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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